Exhibit 10.14

Edward Godin	January 2, 2013

Separation Notice and Agreement

Dear Ed:

This letter confirms the terms of your separation from employment with Brightcove Inc. (“Brightcove” or the “Company”). It also provides you with answers to certain questions you may have about your benefits. Finally, it also describes a proposed agreement between you, Edward Godin (hereinafter, “you” or “Employee”), and the Company.

1.	Termination of Employment.

Your employment with the Company shall terminate effective December 27, 2012 (the “Separation Date”). From and after the Separation Date, you shall have no authority to act for or on behalf of Brightcove and you shall not have any additional duties or responsibilities, except as described in this letter, provided that you agree to be generally available to respond to questions from the Company and/or for other transition-related items. Except as described in this letter, the Company shall not be required to pay you any further compensation, whether in the form of salary, bonus, commission, or otherwise. Except as set forth in this letter, you shall not be entitled to any benefits.

2.	Final Paychecks, Bonus Payment, Reimbursements.

The Company shall make the following payments to you:

(a) Final Paycheck: On or before the last day of 2012, in accordance with the Company’s ordinary payroll schedule, you shall receive a check in the amount of $8,958.33, less applicable withholdings, representing payment of your salary through the end of 2012.

(b) Reimbursements: The Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

3.	Benefits.

You have the right to continue certain health insurance benefits under the Company’s group health plan at your own expense after the Separation Date under the law known as “COBRA.” You and/or your dependents are entitled to elect COBRA coverage (usually for up to 18 months or more) under your existing plan(s). We will send to you a package describing your rights under COBRA in more detail, which will include forms for you to complete to enroll in COBRA.

Edward Godin

January 2, 2013

4.	Separation Payment.

This Section 4 proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to permit you to receive an additional payment in connection with your separation from the Company, and to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims, including but not limited to any claims for amounts or benefits owed pursuant to your Executive Agreement. If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily and that the payments and benefits to you hereunder supersede and are in lieu of any other payments or benefits for which you are eligible under your Executive Agreement or otherwise. It is common in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. The specific terms of the release are set forth in Section 4(b). By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

(a) Conditions of the Agreement. The Company will provide you with the payments and benefits described in Section 4(c) in consideration of and in exchange for your fulfillment of the conditions set forth in this Section 4(a); specifically:

(i) the Company’s receipt of an executed and unrevoked copy of this Agreement, including specifically, among other things, the release contained in Section 4(b) and your agreement that the payments and benefits described in Section 4(c) replace and supersede all payments and obligations to you described in your Executive Agreement and otherwise, and that no further amounts or benefits are owed to you pursuant to your Executive Agreement or otherwise,

(ii) your reasonable availability generally during the thirty-day (30 day) period following your Separation Date to assist with transition-related matters including without limitation answering questions and providing information about matters related to your responsibilities prior to your Separation Date; and

(iii) your reasonable assistance, cooperation and availability following your Separation Date in connection with any disputes, claims, proceedings or litigation matters involving the Company’s personnel relating to any Human Resources matter.

Edward Godin

January 2, 2013

(b)	Release of Any Claims. In consideration for, among other terms, the payment by the Company described in Section 4(c), to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages, causes of action, and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, specifically including under your Executive Agreement and also any claim under the Age Discrimination in Employment Act of 1967, as amended, or Chapter 151B of the Massachusetts General Laws, and also including, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•

under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Fair Labor Standards Act);

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, overtime pay, bonuses, incentive compensation, stock, stock options, restricted stock or other equity compensation, vacation pay, holiday pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that: (i) this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement; (ii) this release does not limit your right to file, cooperate with or participate in an age discrimination proceeding before a state or federal Fair Employment Practices Agency, provided that you waive any right to recover monetary benefits in such proceeding; and (iii) this release does not apply to any claim that may arise out of actions, inactions or transactions that occur subsequent to the date this Agreement is executed by both parties. You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement. You further represent that, upon receipt of the payments described in Section 2 above, you have been paid in full for any and all overtime pay, holiday pay, vacation pay, bonuses, commissions and any and all other wages, compensation and/or benefits due to you from the Releasees.

Edward Godin

January 2, 2013

(c) Separation Payments and Benefits. In consideration for the Agreement described in this Section 4, the Company hereby agrees:

(i) To pay you, in a lump sum during 2013, in accordance with the Company’s payroll practices regarding annual bonus payments and calculated in accordance with the Company’s annual incentive bonus plan, a payment representing your annual performance bonus for your performance during 2012.

(ii) To pay you, in a lump sum within thirty (30) days following the Separation Date, the amount of $290,250, less applicable withholdings, which reflects the equivalent of 1 year’s annual base salary plus one year’s annual target bonus at 100%, each at your current annual rate.

(iii) To pay you, in a lump sum within thirty (30) days following the Separation Date, the amount of $7,263, less applicable withholdings, which reflects the equivalent of twelve (12) months of monthly employer contributions that the Company would have made to provide health insurance to you if you had remained employed by the Company; and

(iv) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, (A) the vesting schedule for stock options and other stock-based awards held by the Executive as of the Date of Termination shall immediately accelerate by twenty five percent (25%) and such accelerated awards shall become fully exercisable, vested and/or nonforfeitable as of the Separation Date, provided, however, that (B) the vesting schedule for the Restricted Stock Units granted to you by the Board of Directors of the Company on May 8, 2012 (“RSUs”) shall immediately accelerate by fifty percent (50%) and such accelerated RSUs hall become fully exercisable, vested and nonforfeitable as of the Separation Date.

5.	Tax Treatment.

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.	Return of Property.

You confirm that you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

Edward Godin

January 2, 2013

7.	Confidential Information.

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company. In particular and without limitation, You agree to continue to comply with the Employee Non-Competition, Nondisclosure and Development Agreement You executed on August 15, 2011, the terms of which are hereby incorporated by reference into Section 7 of this Agreement.

8.	Confidentiality.

You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree, for the benefit of the Company, to keep Agreement-Related Information confidential. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

Notwithstanding any other provision of this Agreement to the contrary, the Employee may provide a copy of this Agreement to the Massachusetts Division of Unemployment Assistance (“DUA”), or may utilize a copy of this Agreement in any proceeding relating to a claim for benefits with the DUA.

9.	Nondisparagement.

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.

10.	Outside Inquiries.

The Company agrees that any inquiry from any person as to the Employee’s status, position, and/or employment relationship or employment history with the Company shall be referred to the Company’s Vice President, Human Resources (“VP”) or General Counsel (“General Counsel”). The VP or General Counsel shall respond to such inquiry, other than inquiries seeking a job reference for the Employee, by informing the inquirer of the Employee’s dates of employment and the job titles held, and that Company policy precludes the provision of any further information to the inquirer. The VP or General Counsel shall make no other comments and shall provide no documents containing further information.

11.	Legal Representation.

This Agreement is a legally binding document and its signature will commit the parties to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

Edward Godin

January 2, 2013

12.	Absence of Reliance.

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as set forth in this Agreement.

13.	Enforceability.

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.	Waiver.

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.	Enforcement.

(a) Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, provided there is actual notice to the Employee of any such court action, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction.

(b) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in any section of this agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce any section of this Agreement, then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

Edward Godin

January 2, 2013

16.	Governing Law; Interpretation.

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

17.	Entire Agreement.

This Agreement, the Employee’s Noncompetition, Nondisclosure and Developments Agreement dated as of August 15, 2011, and the Employee’s Non-Qualified Stock Option Agreements dated as of November 12, 2007, and July 31, 2008, and the Employee’s Incentive Stock Option Agreements dated May 8, 2009, and May 12, 2011, and the Employee’s Restricted Stock Unit Agreement dated on or about May 8, 2012, as amended hereby, respectively, constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof and shall supersede any previous agreements or understandings between you and the Company. You specifically agree and acknowledge that your Executive Agreement is superseded hereby, terminated, and shall be of no further force or effect, and that no further obligations thereunder are owed to you.

18.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

19.	Time for Consideration; Effective Date, Revocation.

You acknowledge that you have had a period of at least forty-five (45) days to consider the terms of this Agreement. However, you may sign this Agreement and return it to me at any time within this forty-five (45) day period. You may revoke this Agreement during the seven (7) days immediately following your execution of this Agreement by submitting a revocation, in writing, to me at Brightcove Inc., 290 Congress Street, Boston, MA 02110. If I do not receive such written revocation prior to the expiration of this seven (7)-day period, this Agreement shall take effect at that time (the “Effective Date”).

[Remainder of Page Intentionally Left Blank]

Edward Godin

January 2, 2013

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter.

Very truly yours,

BRIGHTCOVE INC.

By:	/s/ Jeremy Allaire
Name:	Jeremy Allaire, CEO

Date:	January 2, 2013

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

By:	/s/ Edward Godin
Name:	Edward Godin

Date:	January 2, 2013